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                                                                    Exhibit 23.1


                        Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement, Form S-3 and related Prospectus of Maytag Corporation for the registration of $400 million of debt securities and warrants to purchase debt securities and to the incorporation by reference therein of our report dated February 2, 1999, with respect to the consolidated financial statements and schedule of Maytag Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                         /s/  Ernst & Young LLP

     Chicago, Illinois
     April 6, 1999